Exhibit 99.2

Purchase, New York       Telephone:  914-253-2000       www.pepsico.com

Media Contact:	Dave DeCecco	Investor Contact:	Jamie Caulfield
	+1 914-253-2655		+1 914-253-3035
	dave.dececco@pepsico.com		jamie.caulfield@pepsico.com

PepsiCo Announces Pricing of Tender Offers
for All Outstanding Shares and ADSs of Wimm-Bill-Dann

PURCHASE, N.Y. – February 3, 2011 – PepsiCo, Inc. (NYSE: PEP) announced today that in connection with the tender offers for all outstanding ordinary shares and American Depositary Shares (ADSs) of Wimm-Bill-Dann Foods OJSC (NYSE: WBD) that will follow as a result of PepsiCo’s previously announced purchase of a 66% stake in WBD, the offer prices will equal 3,883.70 Russian rubles per ordinary share and 970.925 Russian rubles per ADS (without interest and less any fees, conversion expenses and applicable taxes).  The ADS tender price will be converted to U.S. dollars at the spot market rate on or about the date that PepsiCo pays for the ADSs tendered in the ADS tender offer.

Important Additional Information
This release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Wimm-Bill-Dann’s securities.

In connection with the Russian offer, PepsiCo will file a mandatory tender offer document with the Russian Federal Service for the Financial Markets (FSFM).  Wimm-Bill-Dann will distribute the Russian mandatory tender offer document, together with recommendations of its board of directors and related Russian offer acceptance materials, to holders of Wimm-Bill-Dann’s shares.  Copies of the Russian offer documents will also be available by contacting Orient Capital, the information agent for the Russian offer, at +44 207 776 7574 or at the website maintained by Wimm-Bill-Dann at www.wbd.ru.

In connection with the U.S. offer for ADSs, a tender offer statement and related materials will be filed by PepsiCo with the SEC and Wimm-Bill-Dann’s solicitation/recommendation statement relating to the offer will be filed by Wimm-Bill-Dann with the SEC.  PepsiCo will mail these materials for the U.S. offer to ADS holders.  Investors and security holders will also be able to obtain a copy of these statements and other documents filed by PepsiCo and Wimm-Bill-Dann free of charge at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement, the solicitation/recommendation statement, and related materials will be available free of charge by contacting PepsiCo’s information agent for the U.S. offer, Innisfree M&A Incorporated, toll-free at 877-750-9496 (for ADS holders in the U.S. and Canada) or 412-232-3651 (for ADS holders in other countries).  ADS holders in the EU may also call Innisfree’s wholly-owned subsidiary Lake Isle M&A Incorporated, free-phone at 00 800-7710-9971.

Investors and security holders are urged to carefully read the tender offer statements and any other documents relating to the Russian and U.S. offers filed by PepsiCo with the SEC and FSFM when they become available, as well as any amendments and supplements to those documents, because they will contain important information.

About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that each generate more than $1 billion in annual retail sales. Our main businesses – Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade – also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in more than 200 countries. With annualized revenues of nearly $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture, PepsiCo balances strong financial returns with giving back to our communities worldwide. For more information, please visit www.pepsico.com.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this release that are "forward-looking statements" are based on currently available information, operating plans and projections about future events and trends.  They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements.  Such risks and uncertainties include, but are not limited to: PepsiCo’s ability to achieve the synergies and value creation contemplated by the acquisition of Wimm-Bill-Dann; loss of key employees or customers or other business disruption as a result of the acquisition of Wimm-Bill-Dann; PepsiCo’s ability to promptly and effectively integrate the businesses of Wimm-Bill-Dann and PepsiCo; and the diversion of management time on issues related to the proposed tender offers for Wimm-Bill-Dann shares; changes in demand for PepsiCo's products, as a result of changes in consumer preferences and tastes or otherwise; damage to PepsiCo's reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo's bottling partners; PepsiCo's ability to hire or retain key employees or a highly skilled and diverse workforce; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; changes in the legal and regulatory environment; PepsiCo's ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; unfavorable economic conditions and increased volatility in foreign exchange rates; PepsiCo's ability to compete effectively; increased costs, disruption of supply or shortages of raw materials and other supplies; disruption of PepsiCo's supply chain; climate change or changes in legal, regulatory or market measures to address climate change; PepsiCo's ability to realize the anticipated cost savings and other benefits expected from the acquisitions of The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc.; failure to renew collective bargaining agreements or strikes or work stoppages; and any downgrade of PepsiCo's credit rating resulting in an increase of its future borrowing costs.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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